 EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-82940-02) and Form S-8 (File Nos. 333-76424) of Puget Energy, Inc. and on Form S-3 (File Nos. 333-82940) of Puget Sound Energy, Inc. of our reports dated February 8, 2002 relating to the financial statements and financial statement schedules, which appear in this combined Form 10-K.

PricewaterhouseCoopers LLP
Seattle, Washington
March 14, 2002